                                                                     EXHIBIT 1.1






                                December 26, 1996




Board of Directors
Heartland Community Bank
237 Jackson Street, SW
Camden, Arkansas  71701

RE:      Conversion Stock Marketing Services

Gentlemen:

This letter sets forth the terms of the proposed engagement between Trident Securities, Inc. ("Trident") and Heartland Community Bank (the "Bank") concerning our investment banking services in connection with the conversion of the Bank from a mutual to a capital stock form of organization.

Trident is prepared to assist the Bank in connection with the offering of its shares of common stock during the subscription offering and community offering as such terms are defined in the Bank's Plan of Conversion (the "Plan"). The specific terms of the services contemplated hereunder shall be set forth in a definitive sales agency agreement (the "Agreement") between Trident and the Bank to be executed on the date the offering circular/prospectus is declared effective by the appropriate regulatory authorities. The price of the shares during the subscription offering and community offering will be the price established by the Bank's Board of Directors, based upon an independent appraisal as approved by the appropriate regulatory authorities, provided such price is mutually acceptable to Trident and the Bank.

In connection with the subscription offering and community offering, Trident will act as financial advisor and exercise its best efforts to assist the Bank in the sale of its common stock during the subscription offering and community offering. Additionally, Trident may enter into agreements with other National Association of Securities Dealers, Inc., ("NASD") member firms to act as selected dealers, assisting in the sale of the common stock. Trident and the Bank will determine the selected dealers to assist the Bank during the community offering. At the appropriate time, Trident in conjunction with its counsel, will conduct an examination of the relevant documents and records of the Bank as Trident deems necessary and appropriate. The Bank will make all documents, records and other information deemed necessary by Trident or its counsel available to them upon request.
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Board of Directors
December 26, 1996
Page 2

For its services hereunder, Trident will receive the following compensation and reimbursement from the Bank:

     1. A commission equal to 1.30% of the aggregate dollar amount of capital stock sold to investors who reside in the counties in which the Bank operates offices, a commission equal to 1.10% on sales to investors residing in the counties contiguous to those in which the Bank operates offices, a commission equal to 0.95% on sales to investors residing in other counties within the state of Arkansas and a commission equal to 0.65% on sales to investors residing outside the state of Arkansas. No commissions shall be payable on shares purchased by officers, directors, employees or their associates or employee benefit plans. Further, all commissions shall be based on the amount of stock sold; however, fees shall be capped at the midpoint of the final appraised value but in no case to exceed $18 million. In addition, in the event that the offering is closed above the midpoint appraised value the above described fee schedule will be applied on a pro rata basis as if the offering had closed at the midpoint.

     2. For stock sold by other NASD member firms under selected dealer's agreements, the commission shall not exceed a fee to be agreed upon jointly by Trident and the Bank to reflect market requirements at the time of the stock allocation in a Syndicated Community Offering.

     3. The foregoing fees and commissions are to be payable to Trident at closing as defined in the Agreement to be entered into between the Bank and Trident.

     4. Trident shall be reimbursed for allocable expenses incurred by them, including legal fees, whether or not the Agreement is consummated. Trident's out-of-pocket expenses will not exceed $10,000 and its legal fees will not exceed $25,000. The Bank will forward to Trident a check in the amount of $10,000 as an advance payment to defray the allocable expenses of Trident.

It further is understood that the Bank will pay all other expenses of the conversion including but not limited to its attorneys' fees (including out-of-pocket expenses), NASD filing fees, and filing and registration fees and fees of either Trident's attorneys or the attorneys relating to any required state securities law filings, telephone charges, air freight, rental equipment, supplies, transfer agent charges, fees relating to auditing and accounting and costs of printing all documents necessary in connection with the foregoing.

For purposes of Trident's obligation to file certain documents and to make certain representations to the NASD in connection with the conversion, the Bank warrants that: (a) the Bank has not privately placed any securities within the last 18 months; (b) there have been no material dealings within the last 12 months between the Bank and any NASD member or any
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Board of Directors
December 26, 1996
Page 3


person related to or associated with any such member; (c) none of the officers or directors of the Bank has any affiliation with the NASD; (d) except as contemplated by this engagement letter with Trident, the Bank has no financial or management consulting contracts outstanding with any other person; (e) the Bank has not granted Trident a right of first refusal with respect to the underwriting of any future offering of the Bank stock; and (f) there has been no intermediary between Trident and the Bank in connection with the public offering of the Bank's shares, and no person is being compensated in any manner for providing such service.

The Bank agrees to indemnify and hold harmless Trident and each person, if any, who controls the firm against all losses, claims, damages or liabilities, joint or several and all legal or other expenses reasonably incurred by them in connection with the investigation or defense thereof (collectively, "Losses"), to which they may become subject under the securities laws or under the common law, that arise out of or are based upon the conversion or the engagement hereunder of Trident. If the foregoing indemnification is unavailable for any reason, the Bank agrees to contribute to such Losses in the proportion that its financial interest in the conversion bears to that of the indemnified parties. If the Agreement is entered into with respect to the common stock to be issued in the conversion, the Agreement will provide for indemnification, which will be in addition to any rights that Trident or any other indemnified party may have at common law or otherwise. The indemnification provision of this paragraph will be superseded by the indemnification provisions of the Agreement entered into by the Bank and Trident.

This letter is merely a statement of intent and is not a binding legal agreement except as to paragraph (4) above with regard to the obligation to reimburse Trident for allocable expenses to be incurred prior to the execution of the Agreement and the indemnity described in the preceding paragraph. While Trident and the Bank agree in principle to the contents hereof and propose to proceed promptly, and in good faith, to work out the arrangements with respect to the proposed offering, any legal obligations between Trident and the Bank shall be only as set forth in a duly executed Agreement. Such Agreement shall be in form and content satisfactory to Trident and the Bank, as well as their counsel, and Trident's obligations thereunder shall be subject to, among other things, there being in Trident's opinion no material adverse change in the condition or obligations of the Bank or no market conditions which might render the sale of the shares by the Bank hereby contemplated inadvisable.
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Board of Directors
December 26, 1996
Page 4

Please acknowledge your agreement to the foregoing by signing below and returning to Trident one copy of this letter. Trident acknowledges receipt of the advance payment of $10,000.

                                              Yours very truly,
                                              TRIDENT SECURITIES, INC.



                                              By:    /s/ William M. Moore, Jr.
                                                     __________________________
                                                     William M. Moore, Jr.
                                                     Managing Director
WMM/cs
10-10-2

Agreed and accepted to this 6th day of November, 1996

HEARTLAND COMMUNITY BANK


By:      /s/ Vida H. Lampkin
         ___________________
         Vida H. Lampkin
         President



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                                                                   EXHIBIT 1.1

                                 [TRIDENT LOGO]


                            HEARTLAND COMMUNITY BANK

At Trident, we endeavor to align your offering desires with our financial interest. Consequently,

        o Because Heartland needs to raise as little capital as possible - ALL TRIDENT FEES ARE CAPPED AT THE OFFERING MIDPOINT NOT TO EXCEED $18 MILLION!

        o Because Heartland desires a local ownership base, Trident proposes the following fee structure

Assume:         $18,000,000 Offering Size

Assume:         8% Purchased by ESOP                    $1,440,000
                Stock Purchased by Insiders             $  750,000
                (Officers, Directors and Employees)

Commission Schedule:
Shares sold to Investors residing in Local Counties: 1.30%
Shares sold to Investors residing in contiguous Arkansas Counties: 1.10% Shares sold to Investors residing in other Arkansas counties: 0.95% Shares sold to Investors residing outside the state of Arkansas: 0.65%

Scenario 1
----------
Assume  100% of stock sold to Investors in Local Counties:
        $2,190,000 x 0% = $0.00
        $15,810,000 x 1.30% = $205,530 Maximum Possible Fee (1.14% of total offering)

Scenario 2
----------
Assume  75% of stock sold to Investors in Local Counties:
        $2,190,000 x 0% = $0.00
        $11,310,000 x 1.30% = $147,030
Assume  15% of stock sold to Investors in Contiguous Counties:
        $2,700,000 x 1.10% = $29,700
Assume  10% of stock sold to other Arkansas Investors:
        $1,800,000 x 0.95% = $17,100
        Total Commissions: $193,830 or 1.08% of total offering

Scenario 3
----------
Assume  40% of stock sold to Investors in Local Counties:
        $2,190,000 x 0% = $0.00
        $5,010,000 x 1.30% = $65,130
Assume  20% of stock sold to Investors in Contiguous Counties:
        $3,600,000 x 1.10% = $39,600
Assume  20% of stock sold to Investors in other Arkansas Counties:
        $3,600,000 x 0.95% = $34,200
Assume  20% of stock sold to Investors outside the state of Arkansas:
        $3,600,000 x 0.65% = $23,400
        Total Commissions: $162,330 or 0.90% of total offering

Legal:  $25,000
Out-of-Pocket: $10,000


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                                 [TRIDENT LOGO]

                          EXAMPLE OF OVERSUBSCRIPTION

Assume:         $18 Million

Assume: $23.81 Million Super Maximum sold in Offering (we certainly hope this does not happen)

Assume: Orders for $23.81 Million come in from these various constituencies:

        40% of $9,524,000 sold locally (this includes $750,000 from officer, directors and employees and an 8% ESOP of $1,904,800)
        20% or $4,762,000 sold in Contiguous Counties
        20% or $4,762,000 sold to other Arkansas Investors
        20% or $4,762,000 sold to Investors Outside Arkansas

To determine fees, the above percentages would be applied to the offering as if it had closed at the $18 million midpoint and the fee schedule would be identical to Scenario #3 on the attached fee matrix. (This is described in the last sentence of paragraph 1 on page 2 of our proposal)